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                                                               EXHIBIT 99.P(xxi)

                             OPUS CAPITAL MANAGEMENT
                       CODE OF BUSINESS CONDUCT AND ETHICS

                             Dated: January 7, 2005

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                                TABLE OF CONTENTS
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SECTION 1.       DEFINITIONS...................................................................   1

SECTION 2.       STATEMENT OF GENERAL FIDUCIARY PRINCIPLES.....................................   2

SECTION 3.       GENERAL STANDARDS OF BUSINESS CONDUCT.........................................   3
                  A.    Corporate Conduct......................................................   3
                  B.    Individual Conduct.....................................................   3

SECTION 4.       ETHICAL BUSINESS PRACTICES....................................................   4
                  A.    Compliance with Laws and Regulations...................................   4
                  B.    Falsification or Alteration of Records.................................   4
                  C.    Political Contributions................................................   4
                  D.    Payments to Government Officials or Employees..........................   5
                  E.    Competition and Fair Dealing...........................................   5
                  F.    Privacy of Personal Information........................................   5

SECTION 5.       PROTECTION OF PROPRIETARY AND CONFIDENTIAL INFORMATION........................   5
                  A.    Confidentiality of Company Information.................................   5
                  B.    Confidentiality of Investor Information................................   6

SECTION 6.       PROHIBITION AGAINST INSIDER TRADING...........................................   6
                  A.    Policy on Insider Trading..............................................   6
                  B.    Material Nonpublic Information.........................................   7
                        1)      Material Information...........................................   7
                        2)      Non-Public Information.........................................   7
                        3)      Identifying Inside Information.................................   8
                        4)      Contacts with Public Companies.................................   8
                        5)      Tender Offers..................................................   9
                  C.    Conflicts of Interest and Prohibited Activities; Gifts.................   9
                        1)      Conflicts of Interest and Prohibited Activities................   9
                        2)      Gifts..........................................................   9
                        3)      Service as Director...........................................   10
                        4)      Confidentiality...............................................   10
                        5)      Involvement in Litigation.....................................   11
                        6)      Regulatory Inquiries..........................................   11
                        7)      Disciplinary Matters - Reportable Events......................   12
                  D.    Securities Trading Policy.............................................   13

SECTION 7.       PROCEDURES TO MONITOR PERSONAL INVESTING ACTIVITIES..........................   14
                  A.    Initial Public Offerings..............................................   14
                  B.    Limited Offerings.....................................................   14
                  C.    Prohibition on Short-Term Trading Profits.............................   14
                  D.    Brokerage Restrictions................................................   14
                  E.    Blackout Period.......................................................   14
                  F.    Pre-Clearance.........................................................   14
                  G.    Reporting.............................................................   15
                        1)      Initial Holding Report........................................   15
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                        2)      Quarterly Transaction Report..................................   15
                        3)      Annual Holdings Report........................................   15

SECTION 8.       IMPLEMENTATION AND ENFORCEMENT...............................................   16
                  A.    Management Responsibility.............................................   16
                  B.    Record Retention......................................................   16
                  C.    Enforcement...........................................................   16

SECTION 9.       PERSONS COVERED..............................................................   16

SECTION 10.      HELP AND INFORMATION.........................................................   17

SECTION 11.      GENERAL......................................................................   17

SECTION 12.      ACKNOWLEDGMENT OF RECEIPT AND COMPLIANCE WITH THE CODE.......................   17
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                             OPUS CAPITAL MANAGEMENT

                       CODE OF BUSINESS CONDUCT AND ETHICS

SECTION 1. DEFINITIONS

"ACCESS PERSON" means any director, officer, or employee of Opus Capital Management (referred to herein as "Opus" or the "Company").

"CHIEF COMPLIANCE OFFICER" is the employee designated by the Company CEO as being responsible for compliance operations as designated by the Code.

"CLIENT ACCOUNTS" include all accounts managed by the Company.

"CLIENT" is any person or entity for which the Company provides investment advisory services.

"CODE" refers to this Code of Business Conduct and Ethics.

"COMPANY" refers to Opus Capital Management.

 "IMMEDIATE FAMILY" of any person includes his or her spouse, minor children, and relatives living in his or her principal residence.

"INITIAL PUBLIC OFFERING" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

"INVESTMENT PROFESSIONAL" is an employee of the Company, or any of its affiliates, who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities by the Company.

Every Investment Professional is also an Access Person.

"LIMITED OFFERING" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505 or rule 506 under the Securities Act of 1933. A Limited Offering thus includes an offering commonly referred to as a private placement, as well as a non-public offering in limited amounts available only to certain investors. A Limited Offering includes any offer to you to purchase any Securities, whether stock, debt securities, or partnership interests, from any entity, unless those Securities are registered under the Securities Act of 1933 (that is, are publicly offered/publicly traded Securities).

"SEC" refers to the Securities and Exchange Commission.

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"SECURITIES" means notes, stocks, treasury stocks, bonds, debentures, evidences of indebtedness, certificates of interest or participation in any profit sharing agreement, collateral trust certificates, pre-organization certificates or subscriptions, transferable shares, investment contracts, voting trust certificates, certificates of deposit for a security, fractional undivided interests in oil, gas, or other mineral rights, puts, calls, straddles, options, or privileges on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or puts, calls, straddles, options, or privileges entered into on a national securities exchange relating to foreign currency, or, in general, any interests or instruments commonly known as "securities," or any certificates of interest or participation in, temporary or interim certificates for, receipts for, guarantees of, or warrants or rights to subscribe to or purchase any of the foregoing, or investment in any class of the American AAdvantage Small Cap Value Fund, but does not include shares issued by open-end investment companies registered under the Investment Company Act of 1940, individually managed accounts by an unrelated Investment Adviser by which the Access Person does not direct trades, direct obligations of the government of the United States, bankers acceptances, bank certificates of deposit, commercial paper, or high quality short-term debt instruments, including repurchase agreements.

"SUPERVISED PERSON" refers to any partner, officer, director (or other person occupying a similar status or performing similar functions), or Access Person of the Company, or other person who provides investment advice on behalf of the Company and is subject to the supervision and control of the Company.

SECTION 2. STATEMENT OF GENERAL FIDUCIARY PRINCIPLES

THIS CODE SHOULD BE READ IN CONJUNCTION WITH THE OPUS COMPLIANCE PROCEDURES HANDBOOK ("HANDBOOK").

Opus Capital Management maintains a policy of strict compliance with the highest standards of ethical business conduct and the provisions of applicable federal securities laws, including rules and regulations promulgated by the SEC. This Code applies to each Access Person of the Company and is designed to ensure compliance with legal requirements.

You have the responsibility at all times to place the interests of Clients first, to not take advantage of Client transactions, and to avoid any conflicts, or the appearance of conflicts, with the interests of Clients. Opus' Personal Securities Transactions policy (see Handbook) provides rules concerning your personal transactions in Securities that you must follow in carrying out these responsibilities. All personal securities transactions must be conducted consistent with the Code and in such a manner as to avoid any actual or potential conflicts of interest or any abuse of an individual's position of trust and responsibility. You also have a responsibility to act ethically, legally, and in the best interests of Opus and our Clients at all times. You are expected not only to follow the specific rules, but also the spirit of the Code.

While this Code does not address every possible situation that may arise, every Access Person is responsible for exercising good judgment, applying ethical principles, and bringing potential

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violations of the Code to the attention of the Chief Compliance Officer of Opus.
To this end, all Access Persons shall read and understand this Code and uphold the standards in the Code in their day-to-day activities at the Company.

SECTION 3. GENERAL STANDARDS OF BUSINESS CONDUCT

A.    CORPORATE CONDUCT

The following general standards of conduct guide the Company's corporate conduct:

      1. The Company will act in accordance with applicable laws and regulations.

      2. The Company will provide products and services designed to help Clients achieve their financial goals.

      3.    The Company will conduct business fairly, in open competition.

      4. The Company will provide employment opportunities without regard to race, color, sex, pregnancy, religion, age, national origin, ancestry, citizenship, disability, medical condition, marital status, sexual orientation, veteran status, political affiliation, or any other characteristic protected by federal or state law.

B.    INDIVIDUAL CONDUCT

The following general principles guide the individual conduct of each Access
Person:

      1. The Access Person will not take any action that will violate any applicable laws or regulations.

      2. The Access Person will adhere to the highest standards of ethical conduct.

      3. The Access Person will maintain the confidentiality of all information obtained in the course of employment with the Company.

      4. The Access Person will bring any issues reasonably believed to place the Company at risk to the attention of the Chief Compliance Officer.

      5. The Access Person will not abuse or misappropriate the Company's assets or use them for personal gain.

      6. The Access Person will not engage in any activities that create a conflict of interest between the Access Person and the Company.

      7. The Access Person will deal fairly with Clients, colleagues, and others.

      8.    The Access Person will comply with this Code.

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SECTION 4. ETHICAL BUSINESS PRACTICES

A.    COMPLIANCE WITH LAWS AND REGULATIONS

It is the policy of the Company that any violation of applicable laws and of this Code shall be immediately reported to the Chief Compliance Officer. An Access Person must not conduct individual investigations, unless authorized to do so by the Chief Compliance Officer. If an Access Person who in good faith raises an issue regarding a possible violation of law, regulation or Company policy or any suspected illegal or unethical behavior, he or she will be protected from retaliation. In fact, retaliation against an Access Person who reports a violation is prohibited and constitutes a further violation of the Code.

B.    FALSIFICATION OR ALTERATION OF RECORDS

Falsifying or altering records or reports, preparing records or reports that do not accurately or adequately reflect the underlying transactions or activities, or knowingly approving such conduct is prohibited. Examples of prohibited financial or accounting practices include:

      1) Making false or inaccurate entries or statements in any Company or Client books, records, or reports that intentionally hide or misrepresent the true nature of a transaction or activity.

      2)    Manipulating books, records, or reports for personal gain.

      3) Failing to maintain books and records that completely, accurately, and timely reflect all business transactions.

      4) Maintaining any undisclosed or unrecorded Company or Client funds or assets.

      5)    Using funds for a purpose other than the described purpose.

      6) Making a payment or approving a receipt with the understanding that the funds will be, or have been, used for a purpose other than what is described in the record of the transaction.

C.    POLITICAL CONTRIBUTIONS

No Company funds, merchandise, or service may be paid or furnished, directly or indirectly, to a political party, committee, organization or to a political candidate or incumbent, for the purpose of obtaining or maintaining business on behalf of the Company. This Code does not apply to or restrict the ability of any Access Person of the Company to participate voluntarily in political activities on their own personal time or to make personal contributions. However, the Company is prohibited from reimbursing any Access Person for political contributions made from such individual's personal funds.

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D.    PAYMENTS TO GOVERNMENT OFFICIALS OR EMPLOYEES

Company funds or gifts may not be furnished, directly or indirectly, to a government official, government employee or politician for the purpose of obtaining or maintaining business on behalf of the Company. Such conduct is illegal and may violate federal and state criminal laws. Assistance or entertainment provided to any government office should never, in form or substance, compromise the Company's arms-length business relationship with the government agency or official involved.

E.    COMPETITION AND FAIR DEALING

The Company seeks to outperform its competition fairly and honestly. The Company seeks competitive advantages through superior performance and client service, not through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each Access Person of the Company should endeavor to respect the rights of and deal fairly with the Company's Clients, customers, vendors, suppliers, and competitors. No Access Person of the Company should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair dealing or practice. The Company's Access Persons should not falsely disparage or make unfair negative comments about its competitors or their products and services.

F.    PRIVACY OF PERSONAL INFORMATION

The Company will acquire and retain only personal information that is required for the effective operation of the business of the Company or that is required by law in the jurisdictions in which the Company operates. Access to such information will be restricted internally to those with a legitimate need to know.

SECTION 5. PROTECTION OF PROPRIETARY AND CONFIDENTIAL INFORMATION

A.    CONFIDENTIALITY OF COMPANY INFORMATION

Information generated within the Company is a valuable asset. Protecting this information plays a vital role in the Company's continued growth and ability to compete. Such information includes among other things, technical information such as computer programs and databases, business information such as the Company's objectives and strategies, processes, analysis, charts, reports, sales, forecasts, relationships with Clients, marketing strategies, training materials, employee compensation and records, and other information of a similar nature. Access Persons must maintain the confidentiality of the Company's proprietary and confidential information and must not use or disclose such information without the express consent of an officer of the Company or when legally mandated. Adhering to this principle is a condition of continued service or employment.

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B.    CONFIDENTIALITY OF INVESTOR INFORMATION

As a registered investment adviser, we have particular responsibilities for safeguarding our Clients' information and the proprietary information of the Company. Access Persons should be mindful of this obligation when using the telephone, fax, electronic mail, and other electronic means of storing and transmitting information. Access Persons should not discuss confidential information in public areas, read confidential documents in public places, or leave or discard confidential documents where they can be retrieved by others.

Information concerning the identity of Clients and their transactions and accounts is confidential. Such information may not be disclosed to persons within the Company except as they may need to know it in order to fulfill their responsibilities to the Company. You may not disclose such information to anyone or any firm outside the Company unless (i) the outside firm requires the information in order to perform services for the Company and is bound to maintain its confidentiality; (ii) when the Client has consented or been given an opportunity to request that the information not be shared; (iii) as required by law, or (iv) as authorized by the Chief Compliance Officer.

SECTION 6. PROHIBITION AGAINST INSIDER TRADING

An Access Person who trades Securities while in possession of material, non-public information, or improperly communicating that information to others, may face severe penalties. The Company may impose disciplinary actions which may include termination of employment. Criminal sanctions may include a fine and/or imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, which can result in a penalty of up to three times the profit from the illegal trades, and issue an order permanently barring the Access Person from the securities industry. Finally, the Access Person may be sued by investors seeking to recover damages for insider trading violations.

Under certain circumstances, insider trading laws also provide for penalties against a supervisor of an Access Person who is found liable for insider trading.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can forestall disciplinary action or complex legal problems. Access Persons are required to notify the Chief Compliance Officer immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

A.    POLICY ON INSIDER TRADING

Access Persons may not trade, either personally or on behalf of others, while in possession of material, non-public information. Access Persons may not communicate material, non-public information to others outside the Company. Furthermore, you may not communicate material, non-public information to anyone except individuals who are entitled to receive it in connection

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with the performance of their responsibilities for the Company. Any such communication with third parties must be approved by the Chief Compliance
Officer.

Additionally, it is the policy of the Company to require all Investment Professionals to provide the Company with a list of all affiliations either directly or indirectly with any publicly registered companies. Such listing will include the name of the company, the nature of the affiliation, the percentage ownership (either direct or indirect), and the date in which the affiliation first existed.

Finally, Access Persons are required to notify the Chief Compliance Officer immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

B.    MATERIAL NONPUBLIC INFORMATION

      1)    MATERIAL INFORMATION.

      Information is "material" if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decision with respect to the subject entity. Generally, this includes any information that, if disclosed, will have a substantial effect on the price of a company's securities. For example, information that the Company is considering whether to buy or sell a publicly traded security of another company or is going to make a trade or has just made a trade of that security should be treated as material information.

      Material information often relates to a company's results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

      No simple test exists to determine when information is material. Assessments of materiality involve a highly fact-specific inquiry. If you are uncertain as to whether certain information is material, you should consult with the Chief Compliance Officer prior to making any comment to a third party.

      2)    NON-PUBLIC INFORMATION.

      Non-public information is information that is not generally available to the investing public. Information is "public" when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency or some publication of general circulation and after sufficient time has passed so that the information has been disseminated widely.

      If the information is not available in the general media or in a public filing, it should be treated as non-public. If you are uncertain as to whether certain information is non-public, you should consult with the Chief Compliance Officer prior to making any comment to a third party.

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      3)    IDENTIFYING INSIDE INFORMATION

      Before executing any trade for yourself or others, including Client Accounts, you must determine whether you have access to material, non-public information. If you think that you might have access to material, non-public information, you should take the following steps:

            (a) Report the information and proposed trade immediately to the Chief Compliance Officer.

            (b) Do not purchase or sell the securities on behalf of yourself or others, including Client Accounts managed by the Company.

            (c) Do not communicate the information inside or outside the Company, other than to the Chief Compliance Officer.

            (d) After the Chief Compliance Officer has reviewed the issue, the Company will determine whether the information is material and non-public and, if so, what action the Company should take.

      You should consult with the Chief Compliance Officer before taking any action. This degree of caution will protect you, Clients and the Company.

      4)    CONTACTS WITH PUBLIC COMPANIES

      Contacts with public companies represent a part of our research efforts. The Company may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly-available information.

      While you must be especially alert to sensitive information, you may consider information received directly from a company representative to be public information unless you know or have reason to believe that such information is not generally available to the investing public. In addition, information you receive from company representatives during a conference call that is open to the investment community is public. The disclosure of this type of information is covered by SEC Regulation FD.

      Difficult legal issues arise, however, when, in the course of contacts with public companies, an Access Person or other person subject to this Code becomes aware of material, non-public information. This could happen, for example, if a company's Chief Financial Officer prematurely discloses quarterly results to a portfolio manager, or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, the Company must make a judgment as to its further conduct. To protect you, Clients and the Company, you should contact the Chief Compliance Officer immediately if you believe that you may have received material, non-public information.

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      5)    TENDER OFFERS

      Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extreme volatility in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and "tipping" while in possession of material, non-public information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Access Persons of the Company and others subject to this Code should exercise particular caution any time they become aware of non-public information relating to a tender offer.

C.    CONFLICTS OF INTEREST AND PROHIBITED ACTIVITIES; GIFTS

      1)    CONFLICTS OF INTEREST AND PROHIBITED ACTIVITIES

      It is a violation of an Access Person's duty of loyalty to the Company for any Access Person, without the prior written consent of the Chief Compliance Officer:

            (a) to rebate, directly or indirectly, to any person, firm or corporation any part of the compensation received from the Company as an Access Person;

            (b) to accept, directly or indirectly, from any person, firm, corporation or association, other than the Company, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Company or a Client Account.

      2)    GIFTS

      Giving or receiving gifts in a business setting may give rise to an appearance of impropriety or may raise a potential conflict of interest. The Company has adopted the policies set forth below to guide Access Persons in this area.

      Generally, Access Persons should not accept or provide any gifts or favors that might influence the recipient's decisions regarding business transactions involving the Company, or that others might reasonably believe would influence those decisions. Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. However, even a nominal gift should not be accepted if, to a reasonable observer, it might appear that the gift would influence the recipient's business decisions. Where there is a law that affects the conduct of a particular business and the acceptance of gifts of nominal value, the law must be followed. This restriction does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, the Access Person is with the person or representative of the entity that does business with the Company.

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      To this end, no Access Person shall accept directly or indirectly, give or permit to be given anything of value, including a gift or gratuities, in excess of $100 per individual, per year, to any person, principal, proprietor, employee, agent or representative of the Company, or to any person, principal, proprietor, employee, agent or representative of any other firm engaged in investment advisory or brokerage services, where such payment or gratuity is in relation to the business of the employer of the recipient of the payment or gratuity. Further, each Access Person is responsible for notifying the Chief Compliance Officer of any such gifts, and a written record of all gifts shall be maintained and shall be reviewed by the Chief Compliance Officer.

      3)    SERVICE AS DIRECTOR

      No Access Person may serve on the board of any company whose securities are publicly traded without the prior written approval of the Chief Compliance Officer. If such approval is granted, it may be subject to the implementation of appropriate procedures to isolate Investment Professionals serving as directors from making investment decisions for an account managed by the Company concerning the company in question.

      4)    CONFIDENTIALITY

      Any information that an Access Person obtains regarding advice furnished by the Company to its Clients, non-public data furnished to the Company by any Client or the analyses and other proprietary data or information of the Company is strictly confidential and may not be revealed to third parties. Such information is the property of the Company and disclosure of such information to any third party without the permission of the Chief Compliance Officer is grounds for immediate dismissal by the Company.

      The protection of confidential business and Client information is vital to the interests and the success of the Company. It is the responsibility of each staff member to safeguard as confidential everything known about a Client. Care should be taken that such information is secure. For example, access to files containing material, non-public information and computer files containing such information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in private (for example, not by cellular telephone, to avoid potential interception).

      In order to protect the confidential information of Clients and comply with privacy laws and regulations, the Company has adopted a Privacy Policy (see Handbook). Each Access Person must familiarize himself or herself with and strictly adhere to the Company's Privacy Policy and shall acknowledge their understanding of these procedures by executing the Privacy Policy Acknowledgement.

      During the course of your employment, you may come into the possession of non-public information relating to the Company, Clients, Access Persons or other persons. This includes information relating to securities transactions on behalf of Clients, advice furnished by the Company to its Clients, non-public data furnished to the Company by any Client, agent or contractor of the Company, Client lists, vendor names, Clients'

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      customer lists and other Client information, Company business records,
      Client files, financial information, leases, software, licenses, agreements, computer files, documents, business plans, and the analyses and other proprietary data or information of the Company and other persons. All of this information, whether or not material and whether about the Company, its Clients, Access Persons, or other persons, is strictly confidential. This information must not be copied or disclosed to anyone outside the Company, including your family members, or to any Access Person who is not authorized to receive the information, either during or after your employment. Any doubts about the confidentiality of information should be resolved in favor of confidentiality. You should consult the Chief Compliance Officer for guidance on specific cases.

      As a condition of your employment by the Company, you agree that all such confidential information and other property of the Company and/or its Clients are the property of the Company and/or its Clients, and will never be given to an outside organization or individual, except through normal channels and only with appropriate authorization by the Company and/or its Clients. You also agree not to make unauthorized copies or disclosure of such confidential information or property and, upon termination of your employment, to return to the Company all such items (and all copies thereof in any media) in your possession or under your control.

      Any Access Person who violates this policy will be subject to disciplinary action up to and including possible discharge, whether or not he or she benefits from the disclosed information. Any disclosure or use of such confidential business information or property may also subject an Access Person to civil liability or criminal penalties. If an Access Person breaches this policy, or threatens to commit a breach, in addition to any rights and remedies available to the Company and/or its Clients under law, the Company and/or a Client may seek to enjoin an Access Person from any violation.

      5)    INVOLVEMENT IN LITIGATION

      Any lawsuits against the Company should be immediately brought to the attention of the Chief Compliance Officer upon receipt of service or other notification of the pending action. An Access Person must advise the Chief Compliance Officer immediately if he or she becomes involved in or threatened with litigation or an administrative investigation or proceeding of any kind, is subject to any judgment, order or arrest, or is contacted by any regulatory authority.

      Notice also should be given to the Chief Compliance Officer upon receipt of a subpoena for information relating to any matter in litigation, or receipt of a garnishment lien or judgment against the Company or any of its Clients or Access Persons. The Chief Compliance Officer will determine the appropriate response in consultation with the Company's legal counsel.

      6)    REGULATORY INQUIRIES

      All inquiries, notices of examination or inspection, and requests for information, from any governmental agency or self regulatory organization concerning the Company should

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      be sent to the Chief Compliance Officer. The intention behind this policy is to ensure that the Company responds in a consistent and uniform basis to all regulatory inquiries.

      Regulatory inquiries may be received by mail, telephone, facsimile or personal visit. In the case of a personal visit, demand may be made by a regulator for the immediate production or inspection of documents. While any telephone or personal inquiry should be handled in a courteous manner, the caller or visitor should be informed that a response requires the approval of the Chief Compliance Officer. In the case of a personal visit, the visitor should be asked to wait briefly while a call is made to the Chief Compliance Officer for guidance on how to deal with the matter. In the case of a telephone inquiry, the caller should be informed that his or her call will be promptly returned. Letter inquiries should be forwarded to the Chief Compliance Officer for response.

      Under no circumstances should any documents, materials or information be released without prior approval of the Chief Compliance Officer. In addition, Access Persons should not have substantive discussions with any regulatory personnel without prior consultation with the Chief Compliance Officer.

      As deemed appropriate by the Chief Compliance Officer, inquiries shall be forwarded to the Company's legal counsel for review.

      7)    DISCIPLINARY MATTERS - REPORTABLE EVENTS

      All Access Persons are required to notify the Chief Compliance Officer immediately in the event of any "reportable events." A reportable event occurs when an Access Person:

            (a) Violates any provision of any securities law or regulation or any agreement with or rule or standard of any government agency, self-regulatory organization or business or professional organization or has engaged in conduct which is inconsistent with just and equitable principles of trade or detrimental to the interests or welfare of the exchanges;

            (b) Is the subject of any written customer complaint involving allegations of theft or misappropriation of funds or securities or forgery;

            (c) Is named as a defendant or respondent in any proceeding brought by a regulatory or self-regulatory body;

            (d) Is denied registration, expelled, enjoined, directed to cease and desist, suspended or otherwise disciplined by any securities, insurance or commodities industry regulatory or self-regulatory organization; is denied membership or continued membership in any self-regulatory organization; or is barred from becoming associated with any member or member organization of any self-regulatory organization;

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            (e)   Is arrested, arraigned, indicted or convicted of or pleads guilty to or pleads no contest to any criminal offense (other than minor traffic violations);

            (f) Is a director, controlling stockholder, partner, officer or sole proprietor or an associated person with a broker, dealer, or insurance company which was suspended, expelled or had its registration denied or revoked by any agency, jurisdiction or organization or is associated in such a capacity with a bank, trust company or other financial institution which was convicted of or pleaded no contest to any felony or misdemeanor;

            (g) Is a defendant or respondent in any securities or commodities-related civil litigation or arbitration which has been disposed of by judgment, award or settlement for an amount exceeding $15,000;

            (h) Is or becomes associated in any business or financial activity with any person who is subject to a "statutory disqualification" as that term is defined in the Securities Exchange Act of 1934;

            (i) Is the subject of any claim for damages by a customer, broker or dealer which is settled for an amount exceeding $15,000.

      Although any one of these events may not result in dismissal, disciplinary action up to and including termination may result if an Access Person does not properly notify the Chief Compliance Officer immediately following the incident. Where required, the Company will be responsible for notifying the appropriate authorities of the occurrence of such event by an Access Person.

D.    SECURITIES TRADING POLICY

Various regulations require the Company to establish, maintain and enforce written policies reasonably designed to prevent the misuse of inside information by the Company and its Access Persons, particularly with regard to personal trading activity. To comply with these regulations, the Company has adopted certain securities trading policies. Access Persons should read the Personal Securities Transactions policy (see Handbook) closely prior to taking part in any personal securities trading activities. These policies adhere strictly to sound business principles, industry practices and the highest ethical standards. Our policies are intended to ensure full conformity with the laws, rules and regulations of the governmental bodies and self-regulatory organizations that monitor our business activities.

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SECTION 7. PROCEDURES TO MONITOR PERSONAL INVESTING ACTIVITIES

A.    INITIAL PUBLIC OFFERINGS

Investment Professionals shall not acquire any Securities in an Initial Public Offering.

B.    LIMITED OFFERINGS

Investment Professionals shall not acquire any Limited Offering without prior clearance by the Chief Compliance Officer. Prior approval by the Chief Compliance Officer shall take into account whether the investment opportunity should be reserved for Client Accounts, and whether the opportunity is being offered by virtue of his or her position with the Company. Records of all investments in Limited Offerings shall be maintained by the Chief Compliance Officer.

C.    PROHIBITION ON SHORT-TERM TRADING PROFITS

No Investment Professionals of the Company shall profit in the purchase or sale, or sale and purchase, of the same (or equivalent) securities within 30 calendar days. However, exceptions may be permitted by the Chief Compliance Officer when it is clear that the trades would not create a conflict with the interests of any Client Account.

D.    BROKERAGE RESTRICTIONS

The Company may require that Access Persons trade only through certain brokers, or may place limitations on the number of brokerage accounts permitted. The Company will initiate and notify Access Persons of these requirements as they become necessary.

E.    BLACKOUT PERIOD

Investment Professionals shall not buy or sell a Security within at least seven days before and after the Company trades in that Security.

F.    PRE-CLEARANCE

Investment Professionals shall not buy or sell a Security without written pre-clearance from the Chief Compliance Officer. Requests for pre-clearance shall be made on the appropriate form provided by the Chief Compliance Officer for such purpose. Investment Professionals will typically receive pre-clearance if the requested Security is not on the Chief Compliance Officer's Restricted Stock List. Investment Professionals are precluded from purchasing any Security on the Restricted Stock List. The Restricted Stock List includes Securities currently in, or being considered for, the Opus Small Cap Value Product, Securities in which one Access Person of Opus maintains board membership, Securities in which one Access Person of Opus has obtained material non-public information, and any other Securities that the Chief Compliance Officer deems capable of creating a conflict of interest between Opus Access Persons and Clients. Pre-clearance shall be granted for a period of seven calendar days only.

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G.    REPORTING.

Every Access Person shall report to the Chief Compliance Officer the information described below with respect to existing holdings and transactions in Securities. All reports shall be made on the form designated for such purpose. Copies of confirmation statements or monthly statements of accounts may be attached to the signed form instead of completing the information otherwise required by the form.

      1)    INITIAL HOLDING REPORT.

      Each report shall be made no later than ten days after a person becomes an Access Person and shall contain the following:

            (a) The title and type of security, ticker/CUSIP, number of shares and principal amount of each Security in which the Access Person or the Access Person's Immediate Family has ownership when the person became an Access Person;

            (b) The name of any broker, dealer or bank with which the Access Person maintains an account in which any Securities are held as of the date the person became an Access Person;

            (c)   The date the Access Person submits the report.

      2)    QUARTERLY TRANSACTION REPORT.

      Each report shall be made no later than 30 days after the end of each calendar quarter and shall contain the following:

            (a) The date of the transaction, the title, ticker/CUSIP, interest rate, maturity date, number of shares, and the principal amount of each Security;

            (b) The nature of the transaction, i.e., purchase, sale or any other type of acquisition or disposition;

            (c)   The price at which the transaction was effected;

            (d) The name of the financial institution at which the transaction was effected;

            (e)   The date the Access Person submits the report;

            (f) For any account opened during the period, the name of the financial institution and the date of establishment.

      3)    ANNUAL HOLDINGS REPORT.

      Each report shall be made no later than 30 days after the end of each calendar year and shall contain the following (information must be current as of a date no more than 45 days before the report is submitted):

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            (a)   The title and type of security, ticker/CUSIP, number of shares and principal amount of each Security in which the Access Person or the Access Person's Immediate Family has ownership;

            (b) The name of any broker, dealer or bank with which the Access Person maintains an account in which any Securities are held as of the end of the calendar year;

            (c)   The date the Access Person submits the report.

SECTION 8. IMPLEMENTATION AND ENFORCEMENT

A.    MANAGEMENT RESPONSIBILITY

The Chief Compliance Officer shall be responsible for explanation of this Code so as to assure Access Person knowledge and compliance, as well as for enforcement of this Code. As no policy can cover all potential topics, this Code may be supplemented from time to time.

B.    RECORD RETENTION

The Company must keep copies of the Code and Access Persons' written acknowledgment of receipt of the Code. The Company must also keep records of violations of the Code and records of action taken as a result of violations. In addition, the Company must keep a record of the names of persons who are currently, or within the past five years were, Access Persons of the Company, including holdings and transaction reports made by such Access Persons. Records of Access Persons' personal securities reports (and duplicate brokerage confirmations or account statements in lieu of those reports) may be maintained electronically in an accessible computer database.

C.    ENFORCEMENT

Violation of this Code may result in disciplinary action, up to and including termination of employment. Legal proceedings may also be commenced, if necessary, to recover the amount of any improper expenditures, any profits realized by the offending Access Person, and any financial detriment sustained by the Company and its Clients. In appropriate circumstances, violations of this Code will be reported to the applicable authority.

We will work together to ensure compliance with the Code and to take prompt action in response to reported violations of the Code.

SECTION 9. PERSONS COVERED

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This Code applies to all Access Persons of the Company. With regard to personal securities trading and certain other matters described in this Code, the Code also applies to Immediate Family. In particular, the Company's Access Persons may not, indirectly through a family member, do what they cannot do directly. Therefore, all references in the Code to the Company's Access Persons include such individuals as well as, where appropriate, their Immediate Families.

SECTION 10. HELP AND INFORMATION

All Access Persons are encouraged to bring any questions or concerns regarding the provisions in this Code or its application to the Chief Compliance Officer. This Code is not intended to be a comprehensive rulebook. Certain situations may require specific advice.

SECTION 11. GENERAL

This Code is a corporate statement of policy, the contents of which may be modified, substituted, or altered at any time by the Company. All amendments to this Code must be approved by the Chief Compliance Officer, Chairman and CEO, and President of the Company. This Code is not intended to create a contract of employment or to alter the employment relationship that exists between Access Persons and the Company.

SECTION 12. ACKNOWLEDGMENT OF RECEIPT AND COMPLIANCE WITH THE CODE

I hereby certify that I have received, read, and understand the Code of Business Conduct and Ethics of Opus Capital Management. I understand that a violation of any provision of the Code is grounds for discipline up to and including termination of my position with the Company. I also understand that if I discover a violation of any provision of the Code, it is my duty to notify the Chief Compliance Officer of Opus Capital Management. I also understand that the Company requires all Access Persons to annually certify that he or she has received, read, and understands a current and updated version of the Code.

I hereby agree to comply with the policies and guidelines set forth in the Company's Code of Business Conduct and Ethics.

__________________________________________
Signature

__________________________________________
Print Name

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__________________________________________
Date

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